Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchange

NEWS

Vista Gold Corp. Announces Extension of Mineralization at Mountain View Gold Project, Nevada

Denver, Colorado March 2, 2005 – Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to report final drill results from a recently completed drilling program at the Mountain View Gold Project in Nevada.

The Mountain View Gold Project is located in northwest Nevada, approximately 40 miles west of the Corporation’s Hycroft mine near Winnemucca. It is part of the Deephole Mining District which saw gold production between 1938 and 1951, with renewed exploration activity beginning in 1984. Vista acquired the project in October 2002 from Newmont Capital Limited, a subsidiary of Newmont Mining.

The five-hole reverse circulation program totaled 4,070 feet. Two drill holes (MV04-192 and MV04-193) were abandoned before reaching bedrock due to water inflows in the gravels above the bedrock. The remaining three holes encountered gold mineralization. Significant intercepts include MV04-194 which intersected 110 feet of mineralization grading 0.039 ounces of gold per ton between 245 and 355 feet, and 160 feet grading 0.024 ounces of gold per ton between 530 and 690 feet. MV04-195 intersected 340 feet of mineralization grading 0.045 ounces of gold per ton, including a higher grade interval of 15 feet assaying 0.421 ounces of gold per ton from 845 to 860 feet. MV04-196 intersected 65 feet of mineralization grading 0.031 ounces of gold per ton from 665 to 730 feet.

The results of MV04-194, 195 and 196 indicate the potential for bulk-mineable gold mineralization. MV04-195 was drilled 60 feet below a hole drilled earlier, MV94-95, and the results indicate the down-dip extension of mineralization, including higher grade intercepts that correlate between these two holes.

The drilling program was performed between October 13 and November 20, 2004, under the overall supervision of Warren Bates, P.Geo., Vista’s Chief Geologist. Mr. Bates is a qualified person for the purposes of Canadian National Instrument 43-101. All samples taken were five feet in length and were assayed by American Assay Labs of Reno, Nevada. Drill hole MV04-194 was a vertical hole, MV04-195 and 196 were angle holes drilled from west to east. Sampling and assaying methods were conducted in accordance with Canadian National Instrument 43-101 best practices. Selected weighted-average assay results are shown in the following table:

Selected Drill Hole Assay Results

Hole	From (feet)	To (feet)	Interval (feet)	Gold Ounces Per Ton		From (feet)	To (feet)	Interval (feet)	Gold Ounces Per Ton
MV04-194	245	355	110	0.039
and	530	690	160	0.024
MV04-195	685	1025	340	0.045	Including	845	860	15	0.421
MV04-196	665	730	65	0.031

“The work at Mountain View demonstrates Vista’s ability to enhance our projects through strategic drilling.” stated Mike Richings, President and CEO. “The results of this drilling program demonstrate the potential to add value to this project.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, the Amayapampa project in Bolivia, and an option to purchase the Awak Mas project in Sulawesi in Indonesia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com